Exhibit 23.2

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

February 26, 2024

Callon Petroleum Company
2000 W. Sam Houston Parkway S.
Suite 2000
Houston, Texas 77042

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to the references to us and to our reserves reports for the years ended December 31, 2021, December 31, 2022, and December 31, 2023, in Callon Petroleum Company’s Annual Report on Form 10-K for the year ended December 31, 2023, to the references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm, to the references to our report of third party dated February 6, 2024, containing our opinion on the proved reserves, as of December 31, 2023, attributable to certain properties in which Callon Petroleum Company has represented it holds an interest (our Report), and to the inclusion of our Report as an exhibit in Callon Petroleum Company’s Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to all such references and to the incorporation by reference of our Report in the Registration Statements to be filed by Callon Petroleum Company on Form S-3ASR (File Nos. 333-261235 and 333-273171), Form S-3 (File No. 333-251490), and Form S-8 (File Nos. 333-29529, 333-100646, 333-109744, 333-135703, 333-160223, 333-176061, 333-188008, 333-212044, 333-224829, 333-235635, 333-235636, and 333-239006).

Very truly yours,
/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716